CONFIRMATION OF AUTHORIZATION

I, Karen A. Hamilton, the undersigned, hereby authorize and designate Douglas Ian Shaw or J. Gordon Huszagh to sign and file Securities and Exchange Commission Forms 4 and 5 on my behalf for securities of Suffolk Bancorp (SUBK). This authorization shall continue in effect until a written revocation is filed with the commission. This supersedes any previous power-of-attorney granted for this purpose.

Signature: /s/ Karen A. Hamilton

Dated: June 27, 2011

Corporate Services ? 4 West Second Street ? P.O. Box 9000 ? Riverhead, New York 11901 ? P 631.208.2400 ? F 631.727.3214